                                                                      EXHIBIT 11

FIFTH THIRD BANCORP
COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
FOR THE YEARS ENDED DECEMBER 31

                                                        1998       1997       1996       1995       1994
                                                        ----       ----       ----       ----       ----

Net Income                                            $476,128    460,858    382,344    330,447    275,625
                                                      ========    =======    =======    =======    =======

Earnings per share:
  Weighted average number of shares outstanding (a)    265,338    262,338    263,523    251,863    246,722
                                                      ========    =======    =======    =======    =======

  Per share (net income divided by the weighted
    average number of shares outstanding)             $   1.80       1.76       1.45       1.31       1.21
                                                      ========    =======    =======    =======    =======

Diluted earnings per share:
  Net income                                          $476,128    460,858    382,344    330,447    275,625
  Add - Interest on 4 1/4% convertible subordinated
   notes due 1998, net of applicable income taxes         --         --        1,637      4,257      4,332
                                                      --------    -------    -------    -------    -------

  Adjust net income                                   $476,128    460,858    383,981    334,704    279,957
                                                      ========    =======    =======    =======    =======

  Adjusted weighted average number of shares
   outstanding - after giving effect to the
   conversion of stock options and convertible
   subordinated notes (a)                              270,674    266,680    269,444    260,867    255,581
                                                      ========    =======    =======    =======    =======

  Per share (adjusted net income divided by
   the adjusted weighted average number of
   shares outstanding)                                $   1.76       1.73       1.42       1.27       1.08
                                                      ========    =======    =======    =======    =======

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(a) Per share amounts and average shares outstanding have been adjusted for the three-for-two stock split effected in the form of a stock dividend declared March 17, 1998 and distributed April 15, 1998.